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                                                                      EXHIBIT 12

                      ELECTRONIC DATA SYSTEMS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                          YEAR TO DATE
                                              JUNE                   YEARS ENDED DECEMBER 31,
                                              1996         1995      1994      1993      1992       1991
                                          -------------  --------  --------  --------  ---------  --------
                                                               (DOLLARS IN MILLIONS)

Income (loss) before cumulative
    effect of accounting change                $(107.7)  $  938.9  $  821.9  $  724.0  $  635.5   $  563.0
United States, foreign, and other
    income taxes                                 (60.6)     528.1     462.3     407.3     365.3      330.7
Equity in (income) losses of
    affiliates                                     2.4        8.8       6.2       4.9      (3.4)       9.5
Cash dividends received from
    affiliates                                     3.0        2.2        --       0.6       0.6        0.5
Amortization of capitalized interest               0.3        0.5       0.5       0.5        --         --
                                               -------   --------  --------  --------  --------   --------
Income before income taxes,
    undistributed (income) losses of
    affiliates, and amortization of
    capitalized interest                        (162.6)   1,478.5   1,290.9   1,137.3     998.0      903.7
                                               -------   --------  --------  --------  --------   --------


Fixed charges included in net income:
    Interest and related charges on debt          72.3      120.8      51.7      34.5      43.0       28.3
    Portion of rentals deemed to be
        interest                                 111.8      228.0     176.9     189.9     206.1      194.1
                                               -------   --------  --------  --------  --------   --------


         Total fixed charges included in
              net income                         184.1      348.8     228.6     224.4     249.1      222.4
                                               -------   --------  --------  --------  --------   --------


Earnings available for fixed charges           $  21.5   $1,827.3  $1,519.5  $1,361.7  $1,247.1   $1,126.1
                                               =======   ========  ========  ========  ========   ========

Fixed charges:
    Fixed charges included in net income       $ 184.1   $  348.8  $  228.6  $  224.4  $  249.1   $  222.4
    Interest capitalized in the period              --         --       1.2       5.4      18.1       15.5
                                               -------   --------  --------  --------  --------   --------

        Total fixed charges                    $ 184.1   $  348.8  $  229.8  $  229.8  $  267.2   $  237.9
                                               -------   --------  --------  --------  --------   --------

Fixed charge coverage (deficiency)             $(162.6)  $1,478.5  $1,289.7  $1,131.9  $  979.9   $  888.2
                                               =======   ========  ========  ========  ========   ========

Ratio of earnings to fixed charges                 n/a       5.24      6.61      5.93      4.67       4.73
                                               =======   ========  ========  ========  ========   ========
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